 EXHIBIT 28

     CONDENSED FINANCIAL STATEMENTS OF JUSTIN PRODUCTS LIMITED, A HONG KONG
               CORPORATION, PREDECESSOR COMPANY OF THE REGISTRANT

                             JUSTIN PRODUCTS LIMITED

                             Condensed Balance Sheet
                            June 30, 1995 (Unaudited)

                                     Assets


Current Assets
     Cash                                                            $  115,401
     Accounts receivable, net                                           785,262
     Accounts receivable from related companies                         579,861
     Prepaid expenses                                                    19,661
                                                                     ----------
                  Total current assets                                1,500,185

Property and equipment, net                                             182,504
                                                                     ----------
Total assets                                                         $1,682,689
                                                                     ==========

                      Liabilities and Shareholders' Equity

Current liabilities
     Accounts payable and accrued expenses                           $  772,462
     Accounts payable to related companies                              321,441
                                                                     ----------
                  Total current liabilities                           1,093,903
                                                                     ----------
Shareholders' equity
     Share capital - ordinary shares of HK$1, 3,000,000
      authorized; 2,300,000 issued and outstanding                      297,158
     Retained earnings                                                  291,628
                                                                     ----------
                  Total shareholders' equity                            588,786
                                                                     ----------
Total liabilities and shareholders' equity                           $1,682,689
                                                                     ==========



           See accompanying notes to condensed financial statements.


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
                             JUSTIN PRODUCTS LIMITED
                        Condensed Statement of Operations
          For the Three and Six Months Ended June 30, 1995 (Unaudited)


                                                    Three Months   Six Months
        Net sales                                    $1,634,605    $1,853,115

        Cost of sales                                 1,133,868     1,280,014
                                                     ----------    ----------
        Gross profit on sales                           500,737       573,101
                                                     ----------    ----------
        Selling, general and administrative
          expenses                                      359,266       522,496
                                                     ----------    ----------

        Operating income                                141,471        50,605
                                                     ----------    ----------
        Other income
             Interest income                                 38            86
             Other                                       35,899        35,899
                                                     ----------    ----------
                                                         35,937        35,985
                                                     ----------    ----------
        Net income                                   $  177,408    $   86,590
                                                     ==========    ==========





           See accompanying notes to condensed financial statements.


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
                            JUSTIN PRODUCTS LIMITED
                       Condensed Statement of Cash Flows
              For the Six Months Ended June 30, 1995 (Unaudited)


Operating activities
  Net income                                                    $ 86,590
                                                                --------
  Adjustments to reconcile net income to cash provided
    by operating activities
      Depreciation                                                60,876
      Net change in operating assets and liabilities             (86,692)
                                                                --------
        Total adjustments                                        (25,816)
                                                                --------

Net cash provided by operating activities                         60,774
                                                                --------

Investing and financing activities                                     0
                                                                --------

Net increase in cash                                              60,774

Cash in bank, beginning of period                                 54,627
                                                                --------

Cash in bank, end of period                                     $115,401
                                                                ========


           See accompanying notes to condensed financial statements.


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

                            JUSTIN PRODUCTS LIMITED
                    Notes to Condensed Financial Statements
                                 June 30, 1995

The unaudited condensed financial statements of Justin Products Limited, a Hong Kong Corporation and predecessor of JAKKS Pacific, Inc., as of June 30, 1995 and for the three and six months then ended included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to prevent the information presented from being misleading. These financial statements should be read in conjunction with the financial statements and the notes thereto included as an exhibit in Form SB-2 of JAKKS Pacific, Inc., which contains financial information for the period from January 1, 1995 through June 30, 1995, as filed with the SEC (file number 333-2048-LA).

The information provided in this report reflects all adjustments (consisting solely of normal recurring accruals) that are, in the opinion of management, necessary to present fairly the results of operations for this period. The results for this period is not necessarily indicative of the results to be expected for the full year.


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